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                                                                 Exhibit 99

                               [LETTERHEAD]






               Media Contact:           Analyst Contacts:
               --------------           -----------------
               Molly Sullivan           Carol Tutundgy
               (914) 397-1652           (914) 397-1632
                                        Maryanne Rupy
                                        (914) 397-1626
                                        Brian Turcotte
                                        (914) 397-1623



          IP FOREST RESOURCES COMPANY ANNOUNCES THE REPURCHASE
                OF IP TIMBERLANDS, LTD. CLASS A UNITS

March 10, 1998

PURCHASE, N.Y. -- IP Forest Resources Company (IPFR) today announced that, in accordance with the IP Timberlands, Ltd. (IPT) Partnership Agreement, it has elected to exercise its right to purchase all of the 7,299,500 publicly traded Class A Depositary Units of IPT on March 25, 1998, for a cash purchase price of $13.6325 per unit. As of the March 25 purchase date, all rights of the holders of the units shall terminate, with the exception of the right to receive payment of the purchase price.

The purchase price was determined under the terms of the Partnership Agreement. It is equal to 133 percent of the average of the closing prices for the Class A Units on the New York Stock Exchange for the five-day period from February 23, 1998, through February 27, 1998. This period is 10 days immediately prior to March 10, 1998, the date on which IPFR is mailing notice of its election to purchase the units to the record holders of the Class A Units.

IPFR indicated that with expiration of the initial term approaching, purchase of the units will significantly reduce administrative costs associated with maintaining the partnership.

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